Exhibit 99.1

INTEL FIRST-QUARTER BUSINESS WITHIN EXPECTATIONS

SANTA CLARA, Calif., March 7, 2002 -- Intel Corporation today provided a planned update to the company's Business Outlook for the first quarter, which ends March 30.

     Intel expects revenue for the first quarter to be between $6.6 billion and $6.9 billion, as compared to the previous range of $6.4 billion to $7.0 billion. Intel's microprocessor business continues to follow seasonal patterns, while the communications businesses remain weak.

     The gross margin percentage is expected to be within the previous expectation and above the midpoint of the range. All other expectations are unchanged.

     Intel's first-quarter 2002 Business Outlook was originally published in the company's fourth-quarter 2001 earnings release, available at www.intc.com/intel/finance/earnings.htm.

     The statements contained in this Business Update and in the Jan. 15 Business Outlook are forward-looking statements that involve a number of risks and uncertainties. Gross margin percentage varies primarily with revenue levels, product mix, product pricing,

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changes in unit costs, capacity utilization, and timing of factory ramps and associated costs.  Expenses may vary from the company's expectation depending, in part, on revenue and profits. The expectation as to gains or losses from equity investments and interest and other will vary depending on equity market levels and volatility, gains or losses realized on the sale or exchange of investments, determination of impairment charges, including potential impairment of non-marketable investments, interest rates, cash balances, mark-to-market of derivative instruments, and assuming no unanticipated items. Other factors that could cause actual results to differ materially include the following: business and economic conditions and trends in the computing and communications industries in various geographic regions; possible disruption in commercial activities related to terrorist activity and armed conflict, such as changes in logistics and security arrangements, and reduced end-user purchases relative to expectations; impact of events outside the United States such as the business impact of fluctuating currency rates, unrest or political instability in a locale, such as unrest in Israel; changes in customer order patterns; changes in the mixes of microprocessor types and speeds, purchased components and other semiconductor products; competitive factors, such as competing chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp, including the transition to 0.13-micron manufacturing process technology; excess manufacturing capacity; the ability to sustain and grow networking, communications, wireless and other Internet-related businesses, and successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving intellectual property, stockholder and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to Form 10-Q for the quarter ended Sept. 29, 2001.

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